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                                    EXHIBIT 4

                            OGDEN SELECT SAVINGS PLAN


                                    ARTICLE I
                                     PURPOSE

     1.1 PURPOSE. The purpose of the Ogden Select Savings Plan is to enable eligible employees of the Company to enhance their retirement security by permitting them to elect to defer receipt of a portion of their compensation to a later date or event. The Ogden Select Savings Plan was originally effective as of October 1, 1990, the amendment and restatement of the Ogden Select Savings Plan shall be January 1, 1995.

                                   ARTICLE II
                                   DEFINITIONS

     When used herein the following terms shall have the following meanings:

     2.1    "BOARD" shall mean the Board of Directors of the Company.

     2.2 "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     2.3 "COMMITTEE" shall mean the Administrative Committee of the Ogden Profit Sharing Plan as appointed by the Board to administer the Plan.

     2.4 "COMPANY" shall mean Ogden Services Corporation along with certain of its designated subsidiaries and affiliates.

     2.5 "COMPENSATION" shall mean a Participant's annual salary including any bonuses, any car allowance or other current cash compensation paid by the Company but excluding Discretionary Profit Sharing Cash Payments, any Select Awards, imputed income, salary gross-ups, non-cash compensation and severance pay.

     2.6 "COMPENSATION COMMITTEE" shall mean the Compensation Committee of the Ogden Corporation Board of Directors.

     2.7 "DEFERRAL YEAR" shall mean each Plan Year as to which an election is made to defer Compensation in accordance with the provisions of Section 3.3 of the Plan.

     2.8 "DISABILITY" shall mean the inability of a Participant to perform the duties of his position with the Company due to a physical or mental ailment, as determined by the Committee in its sole discretion, such physical or mental ailment to result in the Executive's termination of employment or retirement.

     2.9 "DISCRETIONARY PROFIT SHARING CASH PAYMENT" shall mean the cash payment awarded to a Participant out of Company profits by the Compensation Committee in its sole

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discretion.  Any Discretionary Profit Sharing Cash Payment awarded shall be paid from the profits of the Company and not be Compensation.

     2.10 "DISTRIBUTION DATE" shall mean, as determined by a Participant, either (i) the last business day of the calendar quarter immediately following such Participant's Termination of Service; or (ii) the December 31 immediately following such Participant's Termination of Service.

     2.11   "EFFECTIVE DATE" shall mean January 1, 1995.

     2.12 "EXECUTIVE" shall mean any officer or other member of the management group of the Company whose Compensation is within the top 4% of all employees of the Company.

     2.13 "INVESTMENT COMMITTEE" shall mean the Investment Committee of the Ogden Profit Sharing Plan as appointed by the Board to manage and direct the investment of the assets of the Plan.

     2.14 "PARTICIPANT" shall mean any Executive who becomes a Participant in the Plan as provided in Section 3.2 of the Plan.

     2.15 "PAYMENT EVENT" shall mean Termination of Service, death, or Disability, in accordance with Section 5.2 of the Plan.

     2.16 "PLAN" shall mean this Ogden Select Savings Plan, as amended and restated herein, and as amended from time to time.

     2.17   "PLAN YEAR" shall mean calendar year.

     2.18 "SELECT AWARD" shall mean an amount determined by the Compensation Committee in its sole discretion and contributed by the Company to the deferral account of a Participant in accordance with Section 3.4 of the Plan.

     2.19   "TRUST" shall mean the trust established under the Trust Agreement.

     2.20 "TRUST AGREEMENT" shall mean as of the Effective Date the agreement between the Company and The Bank of New York dated as of October 1, 1990, and as in effect through December 31, 1994 and the agreement with American Express Trust dated as of January 1, 1995, as amended from time to time or an agreement between the Company and such other trustee as may be appointed by the Board from time to time.

     2.21 "TERMINATION OF SERVICE" shall mean termination of employment with the Company and all of its affiliates including any form of retirement other than by reason of Disability or death.

     2.22 "VALUATION DATE" shall mean each business day of the Plan Year that the New York Stock Exchange is open for business and shall be the date upon which the Participant's account balances are determined in accordance with
Section 4.1(c).

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                                   ARTICLE III
                          ELIGIBILITY AND PARTICIPATION

     3.1 ELIGIBILITY. Participation in the Plan shall be limited to those Executives who (i) are eligible to participate in the Ogden Profit Sharing Plan, or any other defined contribution plan sponsored by any affiliate or subsidiary of the Company, and (ii) have received written notification from either (1) the Company or (2) from a person designated by the Company, that they are eligible to participate in the Plan.

     3.2    PARTICIPATION.

            (a)    An Executive eligible to participate in the Plan under
Section 3.1 may become a Participant for any Plan Year by executing an irrevocable deferral election (on a form prescribed by the Committee) with respect to his Compensation, his Discretionary Profit Sharing Cash Payment, or both, for such Plan Year. Except as provided in Section 3.2(b), such election must be executed and delivered to the Committee on or before the last day of December of the preceding Plan Year.

            (b) With respect to an Executive who first becomes eligible to participate in the Plan under Section 3.1 after the beginning of a Plan Year, such Executive may participate in the Plan for the remainder of such Plan Year by executing an irrevocable deferral election (on a form prescribed by the Committee) with respect to such Executive's Compensation, Discretionary Profit Sharing Cash Payment, or both, earned on or after the date the deferral election is made, within 30 days of the date such Executive receives notice from the Committee that the Executive is eligible to participate.

            (c)    An Executive eligible to participate in the Plan under
Section 3.1 will become a Participant for any Plan Year in which the Compensation Committee grants a Select Award on behalf of such Participant.

     3.3    DEFERRAL ELECTION.

            (a) As a condition of participation under Section 3.2(a) and (b) of the Plan, an Executive must agree to defer from 1% to 10% of Compensation, or 1% to 100% of his Discretionary Profit Sharing Cash Payment, or both, for each Plan Year as to which such Executive elects to defer Compensation or Discretionary Profit Sharing Cash Payment. The amount so deferred must be in increments of 1%. The Executive may make separate elections with respect to base salary, bonus payments, or both. The Committee may from time to time provide another manner of specifying the amount of Compensation or Discretionary Profit Sharing Cash Payment to be deferred, including, but not limited to, a specific dollar amount.

            (b) An election made under the Plan shall relate only to Compensation, a Discretionary Profit Sharing Cash Payment, or both for the Plan Year, or to Compensation, Discretionary Profit Sharing Cash Payment, or both for the remainder of a Plan Year if Section 3.2(b) applies. A separate election must be made in order to defer Compensation or a Discretionary Profit Sharing Cash Payment for each subsequent Plan Year. In the event of a failure to make a timely deferral election for any Plan Year, no portion of the Participant's

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Compensation or Discretionary Profit Sharing Cash Payment for such Plan Year may be deferred under the Plan.

            (c) Each deferral election under Sections 3.2 and 3.3 shall (in accordance with Section 5.2) also designate:

                   (1)   the Distribution Date the payment shall commence; and

                   (2) the method of payment. The Participant may choose between a lump sum distribution and annual installments to a maximum of five years;

                   (3) the investment fund or funds the deferral is to be initially invested under; and

                   (4) the beneficiary to receive any payments if the Participant dies before receiving all amounts to which the Participant is entitled under the Plan.

     3.4 SELECT AWARD. The Compensation Committee may contribute directly to the Plan on behalf of any Executive or group of Executives a discretionary amount in a given Plan Year. Each Select Award shall be a bookkeeping entry on the Company's records. The Participant shall be a general unsecured creditor of the Company with respect to the amount of any Select Award credited to his account. The Compensation Committee may establish a vesting schedule for any Select Award. The vesting schedule will be determined at the time the Select Award is determined.

                                   ARTICLE IV
                              PARTICIPANT'S ACCOUNT

     4.1    ACCOUNTS.

            (a) The Company shall establish written bookkeeping accounts to record the deferrals of Compensation, Discretionary Profit Sharing Cash Payments and any Select Award and earnings, increases and decreases thereon under the Plan.

            (b) During the Deferral Year, the Company shall credit each Participant's account for that Deferral Year with the amount deferred under Sections 3.2 3.3 and 3.4 by each Participant. Any deferral of Compensation, Discretionary Profit Sharing Cash Payments or Select Awards will be credited to such Participant's account as soon as it is received by the Trustee. Generally, this will be in the month immediately following the month in which the deferral, or Select Award is payable.

            (c) The amounts determined in accordance with Section 4.1(b) shall be deemed to be invested by the Investment Committee in accordance with the Participant's election. The Committee shall maintain written records of such investments. If a Participant

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does not make a written election, he shall be deemed to have directed the investment of his funds into the investment fund with the highest price stability and the least volatile total return potential. Income, gains and losses on such investments shall be credited to or charged against each Participant's account as of the Valuation Date.

            (d) A Participant's account shall be reduced by any payments made to the Participant, or his beneficiary, estate or representative. The Company's obligation to make payments pursuant to the Plan to any Participant, his beneficiary, estate or representative shall be limited to the amount credited to such Participant's account as of the date of such payment. Neither the Plan nor any action taken pursuant thereto guarantees any fixed dollar amount of payments to the Participant, his beneficiary, estate or representative. The amount of payment under the Plan shall vary in accordance with the performance of the investment of amounts deferred under the Plan in the investment fund or funds selected by the Participant. The Company, the Committee, the Investment Committee, the Compensation Committee, and the Board shall not be responsible for any decrease in value of any Participant's account due to such investment.

            (e) With respect to the employee benefit or welfare plans sponsored by the Company under which the amount of any benefit is based on the rate of salary paid to an employee, a Participant's rate of salary for the purposes of such employee benefit or welfare plan shall include any amount of Compensation deferred under the Plan, unless otherwise specifically provided in such plan.

     4.2 FUNDING PROHIBITIONS. All entries in a Participant's account shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company's unsecured promise to pay any amounts hereunder. All payments to be made under the Plan shall be paid from the general funds of the Company. All such assets shall be the property solely of the Company and shall be subject to the claims of the Company's unsecured general creditors. To the extent a Participant or any other person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company and such person shall have only the unsecured promise of the Company that such payments shall be made. In its sole discretion, the Company may authorize the creation of an irrevocable grant or trust or other arrangement to meet the obligations created under the Plan. The existence of such trust or other arrangement shall be consistent with the "unfunded" status of the Plan.

                                    ARTICLE V
                                     PAYMENT

     5.1 PAYMENT OF ACCOUNT. Payment of amounts credited to a Participant's account shall be made in the manner and at the time or times specified herein. All payments shall be made by Company check or by other arrangements.

     5.2    COMMENCEMENT OF PAYMENT.

            Notwithstanding any provisions of the Plan to the contrary, upon the occurrence of a Payment Event, the balance in the Participant's account shall be valued on the last Valuation Date of the calendar quarter or of the Plan Year as elected in accordance with Section 3.3 and

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paid to the Participant (or, in the case of death, to the Participant's beneficiary) on or before the first day of the month following 90 days from the Valuation Date in accordance with Section 5.3.

     5.3    METHOD OF PAYMENT.

            (a) For all Payment Events, the method of payment selected by the Participant will be irrevocable. Selection of method of payment shall be made at the time the Participant first elects to participate in the Plan. Any Participant who was a Participant prior to January 1, 1995 may elect a method of payment before January 1, 1995 other than a lump sum for those amounts deferred (and earnings thereof) on or after January 1, 1995. The method of payments shall be:

     (i)    lump sum; or

     (ii) substantially equal annual installments not to exceed five years. Earnings or losses credited to a Participant's account as of the Valuation Date preceding the date of the next distribution shall be added to the Participant's account and distributed as a part of the next installment. Distribution shall be made or commence as specified in Section 5.2 of the Plan. Subsequent installments will be made each year in the month of the first installment. Each such installment shall include earnings or losses credited to the balance of the Participant's accounts. The final installment will be the balance of the Participant's deferred compensation account and earnings or losses credited to the account.

            (b) Notwithstanding any other provision of the Plan to the contrary, a Participant may withdraw an amount from his account only in the event of "financial hardship". To be a financial hardship, the hardship must be unforeseeable and beyond the control of the Participant. The Committee shall have the right to require such Participant to submit such documentation as it deems appropriate for the purpose of determining that the Participant has incurred a financial hardship. The amount withdrawn shall not exceed the amount reasonably needed to satisfy such financial hardship.

                                   ARTICLE VI
                                 ADMINISTRATION

     6.1 ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have all powers necessary to carry out the provisions of the Plan, including, without limitation, the power to delegate administrative matters to other persons, to interpret the Plan and to adopt guidelines for its administration.

     6.2 INVESTMENT. The investment of funds within the Trust shall be the responsibility of the Investment Committee.

                                   ARTICLE VII
                                  MISCELLANEOUS

     7.1 TERMINATION OF PLAN. The Company may at any time by action of the Board terminate the Plan. Upon termination of the Plan, no further deferrals will be permitted, and the

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Participant's Compensation and Discretionary Profit Sharing Cash Payment will be restored on a nondeferred basis.

     7.2 AMENDMENT. The Company may at any time amend the Plan in any respect, (i) in the case of amendments which have a material effect on the cost to the Company of maintaining the Plan, by action of the Compensation Committee of the Board or, (ii) with respect to any other amendments, by action of the Committee; provided, however, that no such amendment shall adversely affect the rights of Participants or their beneficiaries to any amounts credited or to be credited to the Participants' accounts with respect to any Deferral Year which has commenced prior to the adoption of any such amendment or any funds held in the Trust at the time of such amendment.

     7.3 PAYMENTS TO PERSONS OTHER THAN PARTICIPANTS. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person's affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or such person's estate (unless a prior claim therefore has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to such person's spouse, child, a relative, an institution maintaining or having custody of such person or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment.
 Any such payment shall be a complete discharge of the liability of the Company, the Committee, the Investment Committee and the Board.

     7.4 BENEFICIARY. Each Participant shall designate a beneficiary to whom any balance in each account under the Plan shall be payable on his death. A Participant may also designate an alternate beneficiary to receive such payment in the event that the designated beneficiary cannot receive payment for any reason. In the event no designated or alternate beneficiary can receive such payment for any reason, payment will be made to the Participant's estate. Each Participant may at any time change any beneficiary designation. A change of beneficiary designation must be made in writing and delivered to the Committee or its delegate for such purposes. The interest of any beneficiary who dies before the Participant will terminate unless otherwise specified by the Participant.

     7.5 NO LIABILITY OF MEMBERS. No member of the Committee, the Investment Committee, Compensation Committee of the Board, nor any employee of the Company shall be personally liable by reason of any contract or other instrument executed by such member or employee or on such member's or employee's behalf in his capacity as a member of the Committee, the Investment Committee, the Compensation Committee of the Board or as an employee, or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or investment of the funds may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

     7.6 SUCCESSOR CORPORATION. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization

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succeeding to substantially all of the assets and business of the Company.  The
Company agrees that it will make appropriate provisions for the preservation of Participants' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

     7.7 NO ALIENATION OF BENEFITS. To the extent permitted by law, Participants and beneficiaries shall not have the right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey the right to receive any payments under the Plan, and any payments under the Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     7.8 NO RIGHTS TO CONTINUED EMPLOYMENT. Nothing contained herein shall be construed as conferring upon an Executive the right to continue in the employ of the Company as an Executive or in any other capacity.

     7.9 HEADINGS. The headings are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of the Plan.

     7.10 APPLICABLE LAW. The Plan shall be construed and administered in accordance with the laws of the State of New York, without reference to the principles of conflicts of law thereof.




                                        Ogden Services Corporation

                                   By:  /s/ J. L. Effinger
                                        ------------------------------
                                             Vice President


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